Exhibit 99.2

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud	Jason Starr
K/F Communications, Inc.	Equinix, Inc.
(415) 255-6506	(650) 513-7402
dave@kfcomm.com	jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES COMPLETION OF $750 MILLION CONCURRENT PUBLIC OFFERINGS OF COMMON STOCK AND CONVERTIBLE SUBORDINATED NOTES, INCLUDING THE FULL EXERCISE OF OVER-ALLOTMENT OPTIONS

Foster City, CA — September 26, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced the completion of its previously announced underwritten offering of 4,211,939 shares of its common stock at a price to the public of $84.05 per share, which includes the full exercise of the underwriters’ over-allotment option for 549,383 shares of Equinix common stock.

Equinix also announced today the completion of its previously announced concurrent public offering of $395,986,000 aggregate principal amount of 3.00% convertible subordinated notes due 2014, which includes the full exercise of the underwriters’ over-allotment option to purchase $45,986,000 aggregate principal amount of notes.

As previously announced, Equinix intends to use the net proceeds from the offerings to fund its acquisition of IXEurope plc, the closing of which was previously announced on September 14, 2007, and use any remaining net proceeds for capital expenditures, acquisitions or general corporate purposes.

Citi acted as the sole book-running manager of the offerings. Credit Suisse, Jefferies & Company and UBS Investment Bank acted as co-managers of the common stock offering and Credit Suisse, Jefferies & Company, UBS Investment Bank and Barclays Capital acted as co-managers of the convertible subordinated note offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in Equinix’s registration statements on Form S-3 filed with the Securities and Exchange Commission on September 14, 2007, as well as its periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.